Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Cyberonics, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated January 5, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 28, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of April 28, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Cyberonics, Inc. had inadequate controls over the accounting for and disclosure of its stock-based compensation expense. Specifically, management has identified a material weakness comprised of the following internal control deficiencies:
• Failure to recognize stock option granting practices as a significant risk and to ensure that all individuals involved in the process understood their appropriate roles and responsibilities and the consequences of their actions;
• Lack of communication between individuals involved in the compensation approval process and personnel responsible for the accounting treatment of equity-based awards;
• Lack of accounting expertise and knowledge related to accounting for certain equity-based awards;
• Inadequate policies and procedures regarding maintenance of records supporting the granting activities, grant date, and authorization of equity-based transactions;
• Inadequate policies and procedures regarding preparation and retention of documentation of stock option granting procedures and practices; and
• Inadequate supervision and training for personnel involved in the stock option granting process;
Our audit report on the consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, received a Notice of Default and demand letter and Notice of Acceleration for the $125 million senior subordinated convertible notes and incurred a potential default of the $40 million Line of Credit. These matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In addition, our audit report on the consolidated financial statements has an explanatory paragraph that refers to the Company’s restatement of its consolidated financial statements as of April 29, 2005 and for the 52 weeks ended April 29, 2005 and for the 53 weeks ended April 30, 2004.
/s/ KPMG LLP
Houston, Texas
April 26, 2007